CONFIRMATION OF AUTHORIZATION

I, James R. Whitehouse, the undersigned, hereby authorize and designate Patricia M. Schaubeck

or Jill E. Abbate to sign and file Securities

and Exchange Commission Forms 3, 4 and 5 on my behalf for securities of Suffolk Bancorp (SUBK). This authorization shall continue in effect until a written revocation is filed with the commission.

This supersedes any previous power-of-attorney granted for this purpose.

Signature: /s/ James R. Whitehouse

Dated: June 2, 2014